Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-88744) pertaining to the 2000 Employee Stock Option Plan, the Registration Statement (Form S-8 No. 333-43631) pertaining to the Non-Employee Directors Deferred Compensation Plan, the Registration Statement (Form S-8 No. 333-149674) pertaining to the 2007 Stock and Incentive Compensation Plan, and the Registration Statement (Form S-8 No. 333-161484) pertaining to the 2009 Employee Stock Purchase Plan, of our reports dated March 13, 2013, with respect to the consolidated financial statements and schedule of Almost Family, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Almost Family, Inc. and subsidiaries, included in the Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young, LLP

Louisville, Kentucky

March 13, 2013